Exhibit 8.1

[Letterhead of Sullivan & Cromwell LLP]

May 6, 2021

Madison Square Garden Entertainment Corp.,

Two Pennsylvania Plaza,

New York, New York 10121.

Ladies and Gentlemen:

We have acted as counsel to Madison Square Garden Entertainment Corp. (“Parent”), a Delaware corporation, in connection with the proposed merger (the “Merger”) of Broadway Sub Inc. (“Merger Sub”), a Delaware corporation and a direct wholly-owned subsidiary of Parent, with and into MSG Networks Inc. (the “Company”), a Delaware corporation, with the Company as the surviving corporation, as contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 25, 2021, among Parent, Merger Sub and the Company.

Reference is made to the Registration Statement on Form S-4 of Parent, including the joint proxy statement/prospectus forming a part thereof, relating to the Merger (as amended or supplemented through the date hereof, the “Registration Statement”). In providing our opinion, we have examined the Merger Agreement, the Registration Statement, and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, in rendering this opinion, we have relied upon the representations set forth in the letters of representation from Parent and the Company to us both dated as of May 6, 2021 (the “Tax Representation Letters”).

In connection with this opinion, we have assumed that (i) the Merger and related transactions will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Merger and the parties thereto set forth in the Merger Agreement and statements in the Registration Statement are true, complete and correct, and will remain true, complete and correct at all times up to and including the effective time of the Merger, without regard to any qualification as to knowledge, intention or belief, (iii) the representations made in the Tax Representation Letters are true, complete and correct, and will remain true, complete and correct at all times up to and including the effective time of the Merger, without regard to any qualification as to knowledge, intention or belief, (iv) the Representation Letters have been executed by appropriate and authorized officers of Parent and the Company, (v) Parent and the Company and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below, and (vi) Parent, Merger Sub and the Company have complied with, and if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement. If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, it is our opinion, under presently applicable United States federal income tax law, that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”)

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as of the date hereof and any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. Following the effective time of the Merger, we assume no responsibility to inform Parent or the Company of any such change or inaccuracy that may occur or come to our attention.

This opinion is limited to the federal income tax laws of the United States and does not purport to discuss the consequences or effectiveness of the Mergers under any other laws.

Very truly yours,
/s/ SULLIVAN & CROMWELL LLP